EXHIBIT 10.8




                          FINANCIAL ADVISORY AGREEMENT

         This Agreement is made and entered into as of this 24th day of June, 1996 between Josephthal Lyon & Ross Incorporated ("Josephthal") and Brunswick Technologies Inc. (together with its affiliates and subsidiaries, the "Company").

         In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. The Company hereby engages Josephthal for the term specified in Paragraph 2 hereof to render a valuation of the Company and/or certain of its Components as well as to provide consulting advice to the Company as an investment banker relating to financial and similar matters upon the terms and conditions set forth herein.

2. Except as otherwise specified in Paragraph 6 hereof, this Agreement shall be effective for a period of twelve (12) months, commencing upon the execution hereof.

3. During the term of this Agreement, Josephthal shall provide the Company with such regular and customary consulting advice as is reasonably requested by the Company, provided that Josephthal shall not be required to undertake duties not reasonably within the scope of the financial advisory services contemplated by this Agreement. It is understood and acknowledged by the parties that the value of Josephthal's advice is not readily quantifiable, and that Josephthal shall be obligated to render advice upon the request of the Company, in good faith, but shall not be obligated to spend any specific amount of time in so doing. Josephthal's duties may include, but will not necessarily be limited to, providing recommendations concerning the following matters:

         A. Rendering advice with regard to internal operations of the Company, including:

                1. the  formation  of  corporate   strategy,   goals  and  their
                   priorities and implementation;
                2. the  Company's   financial   structure  and  its   divisions,
                   subsidiaries or affiliates; and
                3. corporate organization and personnel.

         B. Rendering advice with regard to any of the following corporate finance matters:

                1. composition and changes in the capitalization of the Company;
                2. changes in the Company's corporate structure;





                3. offerings of securities in public transactions;
                4. sales of securities in private transactions;
                5. alternative uses of corporate assets; and
                6. structure and use of debt.

         C. Rendering advice with respect to any of the following corporate finance and corporate development matters as they relate to the Company's products and technologies and potential transactions with potential corporate partners:

                1. product  research  and  development  partnerships  or similar arrangements;
                2. technology  research and development  partnerships or similar arrangements;
                3. creation, structuring and financing special purpose companies for the purpose of financing, developing and marketing products derived for the Company's or a corporate partner's products or technologies;
                4. marketing and promotion partnerships or similar arrangements;
                5. manufacturing and/or distribution arrangements; and
                6. product license, exchange, sale or purchase.

4. Josephthal shall render such other financial services as may from time to time be agreed upon by Josephthal and the Company.

5. In consideration for the advisory services rendered by Josephthal to the Company pursuant to this Agreement (and in addition to the expenses provided for in Paragraph 7 hereof), the Company shall compensate Josephthal as follows:

         (a) For a period of six (6) months, commencing as of June 1, 1996, a retainer fee of sixty thousand dollars ($60,000), payable in monthly installments of ten thousand dollars ($10,000) each on the first business day of each month.

         (b) Additionally in connection with the consulting and advisory services, upon the execution hereof, the Company will grant and issue to Josephthal five year warrants (the "Warrants") to purchase a number of shares of common stock of the Company (the "Common Stock) equal to seven percent (7%) of the number of shares of Common Stock proposed to be offered in the Company's initial public offering of securities (the "IPO"), at an exercise price of one hundred twenty percent of the IPO price per share of Common Stock, provided, however, that the total number of shares of Common Stock issuable upon exercise of the Warrants shall not exceed two and half percent (2.5%) of the total issued and outstanding Common Stock upon the closing of the IPO. The Warrants shall be issued to Josephthal solely as compensation in connection with the advisory engagement described herein. The aforementioned warrants shall contain customary antidilution provisions and registration rights (demand at the cost of the holder) and shall otherwise be in form and substance satisfactory to Josephthal. The transferability of the Warrants will be restricted when, as and if required by the NASD. In the event that Josephthal does not underwrite the IPO within 120 days from the execution hereof, any and all rights represented by the Warrants shall be terminated.

         (c) In the event that Josephthal introduces a corporate partner in connection with the Company's business, products or technologies which results in the receipt by the Company of Consideration (as defined below), the Company shall pay to Josephthal, upon the closing of any such transaction, a cash fee equal to five percent (5%) of the aggregate Consideration actually received or to be received by the Company in connection with such transaction. In the event that the Company requests Josephthal's active participation in the structuring of a transaction with a corporate partner not introduced by Josephthal which results in the receipt by the Company of Consideration the Company shall, upon the closing of any such transaction, compensate Josephthal as shall be mutually agreed to by the Company and Josephthal, but in no event in an amount to exceed five percent (5%) of the aggregate Consideration actually received or to be received by the Company in connection with such transaction. In the event that the Company consummates a transaction with Burlington Industries Inc., Vetrotex Certainteed, Inc., Flemings Laces, Ltd., Hardcore DuPont Composites, L.L.C., Norsk Hydro A.S., or Montani, A.S., the Company shall compensate Josephthal upon the closing thereof as shall be mutually agreed to, but in no event greater than one and one-half percent (1.5%) of the aggregate Consideration to be paid or received by the Company in connection therewith.

         (d) In the event that Josephthal acts in a material capacity as introducer or advisor to the Company in connection with the consummation by the Company of a merger, acquisition, the sale of some or all of the capital stock of the Company, a business combination, financing, or payment of research and development expenses, product rights or licensing or other strategic arrangement, the Company shall compensate Josephthal in accordance with the following formula and customary industry practices:

         Aggregate Consideration              Finder's Fee

         up to $1,000,000                     5%

         $1,000,001 - $2,000,000              The amount set forth above and  4%
                                              of the next $1 million









         $2,000,001 - $3,000,000              The amounts set forth above and 3%
                                              of the next $1 million

         $3,000,001 - $4,000,000              The amounts set forth above and 2%
                                              of the next $1 million

         greater than $4,000,000              The  amounts  set  forth above and
                                              1% of  any  amount  in  excess  of
                                              $ 4,000,000.

         (e) In the event that Josephthal is requested by the Company to render a fairness opinion or valuation, the Company shall compensate Josephthal as shall be mutually agreed to by the Company and Josephthal at the time of such requested engagement.

         For the purposes of this Agreement, "Consideration" shall mean the total market value on the day of closing of stock, cash, assets and all other property (real or personal, tangible or intangible) exchanged or received, directly or indirectly by the Company or any of its security holders in connection with any transaction, including without limitation any excess above market amounts paid or received pursuant to any employment agreement, any excess above market amounts paid or received pursuant to any consulting agreement, any excess above market amounts paid or received pursuant to any covenant not to compete, any excess above market amounts paid or received pursuant to any earn-out or contingent payment right or similar arrangement, agreement or understanding, whether oral or written, associated with such transaction.

         Notwithstanding anything contained herein or in the Letter of Intent (as defined in Section 13(a) below) to the contrary, Josephthal shall in no event be entitled to two fees (one fee under this Agreement and one fee under the Letter of Intent) with respect to the same transaction. In the event of a conflict or inconsistency between the fees to be paid by the Company pursuant to the Letter of Intent and the fees to be paid by the Company pursuant to this Agreement, the higher fee shall apply.

6. All fees to be paid pursuant to this Agreement, with the exception of advisory engagement fee and warrants specified in Paragraphs 5 (a) and
         (b) above, are due and payable to Josephthal in cash at the closing or closings of any transaction specified in Paragraph 5 hereof, or when actually received or paid by the Company, if later.

         This agreement may be terminated by Josephthal upon thirty (30) days' prior written notice to the Company, and by the Company subsequent to October 1,






         1996, upon thirty (30) days' prior written notice to Josephthal. In such event, the Company will pay to Josephthal all fees and expenses payable hereunder that are payable through the date of termination.

         In the event that this Agreement shall not be renewed or if terminated for any reason notwithstanding any such renewal or termination, Josephthal shall be entitled to the full amount of any and all fees that would have been due if this Agreement were then in full effect for any transaction for which the discussions were initiated during the term of this Agreement and which is consummated within a period of six
         (6) months after non-renewal or termination of this Agreement.

7. In addition to the fees payable hereunder, and regardless whether any transaction set forth in Paragraph 5 hereof is proposed and consummated, the Company shall reimburse Josephthal for all reasonable fees and disbursements of Josephthal's counsel and Josephthal's reasonable travel and out-of-pocket expenses incurred in connection with the services performed by Josephthal pursuant to this Agreement, including all reasonable and agreed upon expenses with appropriate justification for hotel, food and associated expenses and long-distance telephone calls, subject in each case to appropriate documentation.

8. The Company acknowledges that all opinions and advice (written or oral) given by Josephthal to the Company in connection with Josephthal's engagement are intended solely for the benefit and use of the Company in considering the transaction to which they relate except as may be otherwise expressly set forth Therein, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Josephthal to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose, nor may the Company make any public references to Josephthal, or use Josephthal's name in any annual reports or any other reports or releases of the Company without Josephthal's prior written consent, except, in each case, as may be required by any applicable law, rule, regulation, order or decree of any governmental authority.

9. The Company acknowledges that Josephthal and its affiliates are in the business of providing financial services and consulting advice to others. Nothing herein contained shall be construed to limit or restrict Josephthal in conducting such business with respect to others, or in rendering such advice to others; provided, however, that
         Josephthal shall maintain all non-public information concerning the Company in strict confidence (except as required by any applicable law, rule, regulation, order or decree of any governmental or self regulatory authority, subpoena, deposition, request for information or documents, or similar request) and shall not engage in any investment banking transaction nor provide investment banking services that would require it to USE OR disclose confidential information concerning the Company.

10. The Company recognizes and confirms that, in advising the Company and in fulfilling its engagement hereunder, Josephthal will use and rely on data, material and other information furnished to Josephthal by the Company, and in that regard, the Company acknowledges that Josephthal may rely upon the data, material and other information supplied by the Company without independently verifying the accuracy, completeness or veracity of same.

11. Since Josephthal will be acting on behalf of the Company in connection with its engagement hereunder, the Company and Josephthal have entered into a separate indemnification agreement substantially in the form attached hereto as Schedule A and dated the date hereof, providing for the indemnification of Josephthal by the Company. Josephthal has entered into this Agreement in reliance on the indemnities set forth in such indemnification agreement.

12. Josephthal shall perform its services hereunder as an independent contractor and not as an employee of the Company or an affiliate thereof. It is expressly understood and agreed to by the parties hereto that Josephthal shall have no authority to act for, represent or bind the Company or any affiliate thereof in any manner, except as may be agreed to expressly by the Company in writing from time to time.

13. (a) This Agreement and the Exhibit attached hereto constitute the entire agreement and understanding of the parties hereto with respect to the advisory services to be rendered by Josephthal, and supersede any and all previous agreements and understandings, whether oral or written, between the parties with respect to the matters set forth herein. The Company and Josephthal acknowledge the execution by them of that certain Letter of Intent (the "Letter of Intent") covering the Company's proposed initial public offering of securities.

         (b) Any notice or communication permitted or required hereunder shall be in writing and shall be deemed sufficiently given if hand-delivered or sent (i) postage prepaid by registered mail, return receipt requested, or (ii) by facsimile, to the respective parties as set forth below, or to such other address as either party may notify the other of in writing:

         if to the Company, to:             Brunswick Technologies Inc.
                                            43 Bibber Parkway








                                            Brunswick, ME 04011
                                            Attn: Martin S. Grimnes, Chairman
                                                     and Chief Executive Officer

         with a copy to:                    Walter D. Wekstein, Esq.
                                            Gadsby & Hannah
                                            125 Summer Street
                                            Boston, MA 02110

         If to Josephthal, to:              Josephthal Lyon & Ross Incorporated
                                            200 Park Avenue, 24th Fl.
                                            New York, New York 10166
                                            Attn: Scott A. Weisman,
                                                               Managing Director

         with a copy to:                    Josephthal Lyon & Ross Incorporated
                                            200 Park Avenue, 24th Fl.
                                            New York, New York 10166
                                            Attn: Michael Loew, Esq.,
                                                                 General Counsel

         (c) This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors, legal representatives and assigns.

         (d) This Agreement may be executed in any number of counterparts, each of which together shall constitute one and the same original document.

         (e) No provision of this Agreement may be amended, modified or waived, except in a writing signed by all of the parties hereto.

         (f) This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to its conflict of law principles. The parties hereby agree that any dispute which may arise between them arising out of or in connection with this Agreement shall be adjudicated before a court located in New York City, and they hereby submit to the exclusive jurisdiction of the courts of the State of New York located in New York, New York and of the federal courts in the Southern District of New York with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, relating to or arising out of this Agreement, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, in care of the address set forth in Paragraph 13(b) hereof. The parties hereby waive trial by jury in any action or proceeding involving, directly or indirectly, any matter in any way arising out of or in connection with this Agreement.

         If the foregoing correctly sets forth the understanding between Josephthal and the Company with respect to the foregoing, please so indicate your agreement by signing in the place provided below, at which time this letter shall become a binding contract.

                                        JOSEPHTHAL LYON & ROSS INCORPORATED



                                        By:_________________________________
                                              Scott A. Weisman,
                                              Senior Managing Director -
                                              Director of Investment Banking
Accepted and Agreed:
BRUNSWICK TECHNOLOGIES INC.



By:_________________________________
Name:
Title:









                                   Schedule A


Josephthal Lyon & Ross Incorporated
200 Park Avenue, 24th Fl.
New York, New York  10166
Attn:    Mr. Scott Weisman,
         Managing Director
         Director of Investment Banking


Gentlemen:


         In connection with our engagement of Josephthal Lyon & Ross Incorporated ("Josephthal") as our financial advisor and investment banker, we hereby agree to indemnify and hold harmless Josephthal and its affiliates, and the respective directors, officers, shareholders, agents and employees of Josephthal (collectively the "Indemnified Persons"), from and against any and all claims, actions, suits, proceedings (including those of shareholders), damages, liabilities and expenses as incurred by any of them (including the reasonable fees and expenses of counsel) which are (A) related to or arise out of (i) any actions taken or omitted to be taken (including any untrue material statements made or any material statements omitted to be made) by the Company, or (ii) any actions taken or omitted to be taken by any Indemnified Person in connection with our engagement of Josephthal, or (B) otherwise related to or arise out of Josephthal's activities on our behalf under Josephthal's engagement, and we shall reimburse any Indemnified Person for all expenses (including the reasonable fees and expenses of counsel) as incurred by such Indemnified Person in connection with investigating, preparing or defending any such claim, action, suit or proceeding (collectively a "Claim"), whether or not in connection with pending or threatened litigation in which any Indemnified Person is a party. We will not, however, be responsible for any Claim which is finally judicially determined to have resulted exclusively from the gross negligence or willful misconduct of any person seeking indemnification hereunder. We further agree that no Indemnified Person shall have any liability to us for or in connection with our engagement of Josephthal except for any Claim incurred by us solely as a direct result of any Indemnified Person's gross negligence or willful misconduct.

         We further agree that we will not, without the prior written consent of Josephthal, settle, compromise or consent to the entry of any judgment in any pending or threatened





Claim in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Person hereunder from any and all liability arising out of such Claim.

         Promptly upon receipt by an Indemnified Person of notice of any complaint or the assertion or institution of any Claim with respect to which indemnification is being sought hereunder, such Indemnified Person shall notify us in writing of such complaint or of such assertion or institution but failure to so notify us shall not relieve us from any obligation we may have hereunder, unless and only to the extent such failure results in the forfeiture by us of substantial rights and defenses, and will not in any event relieve us from any other obligation or liability we may have to any Indemnified Person otherwise than under this Agreement. If we so elect or are requested by such Indemnified Person, we will assure the defense of such Claim, including the employment of counsel reasonably satisfactory to such Indemnified Person and the payment of the fees and expenses of such counsel. In the event, however, that such Indemnified Person reasonably determines that having common counsel would present such counsel with a conflict of interest because the defendant in, or target of, any such Claim, includes an Indemnified Person and us, and such
Indemnified Person reasonably concludes that there may be legal defenses available to it or other Indemnified Persons different from or in addition to those available to us, then such Indemnified Person may employ its own separate counsel to represent or defend it in any such Claim and we shall pay the reasonable fees and expenses of such counsel. Notwithstanding anything herein to the contrary, if we fail timely or diligently to defend, contest, or otherwise protect against any Claim, the relevant Indemnified Person shall have the right, but not the obligation, to defend, contest, compromise, settle, assert crossclaims, or counterclaims or otherwise protect against the same, and shall be fully indemnified by us therefor, including without limitation, for the reasonable fees and expenses of its counsel and all amounts paid as a result of such Claim or the compromise or settlement thereof. In any Claim in which we assume the defense, the Indemnified Person shall have the right to participate in such Claim and to retain its own counsel therefor at its own expense.

         We agree that if any indemnity sought by an Indemnified Person hereunder is held by a court to be unavailable for any reason, then (whether or not Josephthal is the Indemnified Person), we and Josephthal shall contribute to the Claim for which such indemnity is held unavailable in such proportion as is appropriate to reflect the relative benefits to us, on the one hand, and Josephthal on the other, in connection with Josephthal's engagement referred to above, subject to the limitation that in no event shall the amount of Josephthal's contribution to such Claim exceed the amount of fees actually received by Josephthal from us pursuant to Josephthal's engagement. We hereby agree that the relative benefits to us, on the one hand, and Josephthal on the other, with respect to Josephthal's engagement shall be deemed to be in the same proportion as (a) the total value paid or proposed to be paid or received by us or our stockholders as the case may be, pursuant to the transaction (whether or not consummated) for which you are engaged to render services bears to (b) the fee actually paid to Josephthal in connection with such engagement.

         Our indemnity, reimbursement and contribution obligations under this Agreement shall be in addition to, and shall in no way limit or otherwise adversely affect any rights that any Indemnified Party may have at law or at equity.

         Should Josephthal or its personnel be required or requested by us to provide documentary evidence or testimony in connection with any proceeding arising from or relating to Josephthal's engagement, we agree to pay all reasonable expenses (including fees incurred for legal counsel) in complying therewith and $2,500 per day for sworn testimony or preparation therefor, payable in advance.

         We hereby consent to personal jurisdiction and service of process and venue in any court in which any claim for indemnity is brought by any Indemnified Person.

         It is understood that, in connection with Josephthal's engagement, Josephthal may be engaged to act in one or more additional capacities and that the terms of the original engagement or any such additional engagement may be embodied in one or more separate written agreements. The provisions of this Agreement shall apply to the original engagement, any such additional engagement and any modification of the original engagement or such additional engagement and shall remain in full force and effect following the completion or termination of Josephthal's engagement(s).

Very truly yours,
BRUNSWICK TECHNOLOGIES INC.


By:_________________________________
Name/Title:

Confirmed and agreed to as of this 24th day of June 1996:
JOSEPHTHAL LYON & ROSS INCORPORATED









By:____________________________________
      Scott A. Weisman
      Senior Managing Director -
      Director of Investment Banking